55

                         EXHIBIT 21
                 PLAYERS INTERNATIONAL, INC.
                 SUBSIDIARIES OF THE COMPANY


     Subsidiary                    State of Incorporation or
                                      Organization

Players Lake Charles, Inc.              Louisiana

Players Riverboat Management, Inc.      Nevada

Players Riverboat, Inc.                 Nevada

Players Riverboat, LLC                  Louisiana

Showboat Star Partnership               Louisiana

Players Nevada, Inc.                    Nevada

Players Mesquite Golf Club, Inc.        Nevada

Players Mesquite Land, Inc.             Nevada

Players Indiana, Inc.                   Indiana

Players Michigan City, Inc.             Indiana

Players Michigan City Management, Inc.  Indiana

Players Bluegrass Downs, Inc.           Kentucky

River Bottom, Inc.                      Missouri

Players Maryland Heights, Inc.          Missouri

Southern Illinois Riverboat/Casino
   Cruises, Inc.                        Illinois